FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN ANNOUNCES POSITIVE TOP-LINE RESULTS FROM TWO
PIVOTAL PHASE 3 STUDIES OF PA32540

New Drug Application Submission Anticipated in Q3 2012

Detailed Results to be Submitted for Journal Publication and Presentation at a Future Scientific Meeting

Chapel Hill, N.C., March 22, 2012 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, announced today positive top-line results from two pivotal Phase 3 clinical trials of PA32540, a novel, coordinated-delivery tablet of immediate-release omeprazole (40 mg) and delayed release aspirin (325 mg).

The two Phase 3 pivotal trials were randomized, double-blind, multi-center studies in which a total of 1,049 subjects at risk for developing aspirin-associated ulcers and already taking aspirin at a dose of 325 mg once daily for at least three months for secondary prevention of cardiovascular events were randomly assigned to treatment with either PA32540 or 325 mg enteric-coated aspirin once daily. The primary endpoint, a significant reduction in the cumulative incidence of gastric ulcers following administration of PA32540 vs. 325 mg enteric-coated aspirin over six months, was met in both studies.  Additionally, the studies met their key secondary endpoints, including a reduction in gastroduodenal ulceration as well as a reduction in discontinuation due to upper gastrointestinal adverse events in subjects taking PA32540 compared to 325 mg enteric-coated aspirin.  Reported adverse events were consistent with the trial population and the known adverse event profile of aspirin and omeprazole. Further analyses of the data will be conducted, and presentation of the data at an appropriate upcoming scientific meeting, as well as publication of the full results, is planned.

“We are encouraged by the strength of the data and I commend the clinical team here at POZEN and all our associates for their dedication and hard work,” said John R. Plachetka, Pharm.D., the Company’s Chairman, President and Chief Executive Officer. “This information is essential to progress our PA32540 partnership discussions for the United States, and to allow us to continue to move forward with our preparations for a third quarter NDA submission for this product candidate.”

About PA

POZEN is creating a portfolio of integrated aspirin therapies - the PA product platform. The products in the PA portfolio are intended to significantly reduce GI ulcers and other GI complications compared to taking aspirin alone.

The first candidate is PA32540. It is a coordinated-delivery tablet combining immediate-release omeprazole, a proton pump inhibitor, layered around pH-sensitive aspirin. This novel, patented product is administered orally once a day and will be indicated for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers. POZEN has completed the long-term safety study and the two pivotal studies, targeting a New Drug Application submission for 3Q12.

About POZEN

POZEN Inc. is a progressive pharmaceutical company that is transforming how the healthcare industry addresses unmet medical needs.  By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years.  Funded by these milestone/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunity for its portfolio assets.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market.  For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third-party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca for the sales and marketing of VIMOVO™; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third-party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the period ended December 31, 2011.  We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

# # #